As filed with the Securities and Exchange Commission on March 1, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SS&C Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1169696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

80 Lamberton Road

Windsor, Connecticut 06095
(860) 298-4500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William C. Stone

President, Chief Executive Officer and Chairman of the Board
SS&C Technologies, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
(860) 298-4500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

John A. Burgess, Esq. James R. Burke, Esq. Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000	Keith F. Higgins, Esq. Julie H. Jones, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Telephone: (617) 951-7000 Telecopy: (617) 951-7050

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount To Be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price Per Unit(2)	Offering Price(2)	Fee

Common stock, par value $0.01 per share	3,450,000	$44.97	$155,146,500	$19,658

(1)	Includes an aggregate of 450,000 shares of common stock subject to the underwriters’ over-allotment option. The aggregate number of shares being registered hereby does not reflect the registrant’s three-for-two common stock split in the form of a stock dividend, which is payable on or about March 5, 2004 to stockholders of record as of February 20, 2004. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall cover any additional shares of the registrant’s common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration that results in an increase in the number of shares of the registrant’s outstanding common stock, including without limitation the three-for-two common stock split.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sale price per share of the common stock as reported on the Nasdaq National Market on February 24, 2004.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 1, 2004.

3,000,000 Shares
SS&C Technologies, Inc.
Common Stock

       SS&C Technologies, Inc. is offering 2,250,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 750,000 shares. SS&C will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

       The common stock is quoted on the Nasdaq National Market under the symbol “SSNC”. The last reported sale price of the common stock on February 26, 2004 was $49.40 per share.

       See “Risk Factors” on page 3 to read about factors you should consider before buying shares of our common stock.

       Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to the public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to SS&C	$	$
Proceeds, before expenses, to the selling stockholders	$	$

       To the extent that the underwriters sell more than 3,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 450,000 shares from one of the selling stockholders at the initial price to public less the underwriting discount.

       The underwriters expect to deliver the shares against payment in New York, New York on                     , 2004.

Goldman, Sachs & Co.

JPMorgan

SunTrust Robinson Humphrey

Jefferies Broadview

America’s Growth Capital

Prospectus dated                          , 2004.

PROSPECTUS SUMMARY

       This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors”.

Our Business

       SS&C Technologies, Inc. is a leading provider of investment and financial management software, business process outsourcing services and application service provider solutions. We provide our products and related services in seven vertical markets in the institutional investment management marketplace:

•	insurance entities and pension funds;

•	institutional asset management;

•	hedge funds and family offices;

•	financial institutions;

•	commercial lending;

•	real estate property management; and

•	municipal finance.

       We deliver a full range of software products and services to help investment professionals with their front-, middle- and back-office needs. Our products and services provide mission critical processing for information management, analysis, trading, accounting, reporting, tax and compliance. SS&C’s clients include some of the largest and most well-recognized entities in the financial services industry, who manage in the aggregate over $4 trillion in assets. For the year ended December 31, 2003, we generated $11.8 million of net income, or $0.89 per share, on $65.5 million of total revenues.

       SS&C was organized as a Connecticut corporation in March 1986 and reincorporated as a Delaware corporation in April 1996. Our principal executive offices are located at 80 Lamberton Road, Windsor, Connecticut 06095. The telephone number of our principal executive offices is (860) 298-4500, and we maintain a website at www.ssctech.com. Information contained on our website does not constitute a part of this prospectus and should not be relied upon to make an investment decision.

       For additional information about SS&C and our business, see “Where You Can Find More Information”.

The Offering

Common stock offered by SS&C	2,250,000 shares

Common stock offered by the selling stockholders	750,000 shares

Common stock to be outstanding after the offering	14,831,496 shares

Nasdaq National Market symbol	SSNC

Use of proceeds	We expect to use the net proceeds from this offering for working capital and other general corporate purposes, including potential acquisitions. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

       The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of February 24, 2004 and excludes an aggregate of 1,628,974 shares of common stock issuable upon the exercise of outstanding options issued under our equity incentive plans, at a weighted average exercise price of $8.88 per share.

       Except as otherwise noted, all information in this prospectus:

•	assumes no exercise of the underwriters’ over-allotment option; and

•	does not give effect to our three-for-two common stock split in the form of a common stock dividend, which will be payable on or about March 5, 2004 to stockholders of record as of February 20, 2004.

       We use the terms “SS&C”, the “company”, “we”, “us” and “our” in this prospectus to refer to the business of SS&C Technologies, Inc. and its subsidiaries unless otherwise noted.

       AdvisorWare and SKYLINE are registered trademarks, and CAMRA and LMS are trademarks of SS&C Technologies, Inc. or of one of its subsidiaries. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

RISK FACTORS

       An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before buying shares of our common stock. Any of the risk factors we describe below could severely harm our business, financial condition and operating results. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You may lose all or part of your investment.

Risks Relating to Our Business

Our revenues and operating results have fluctuated significantly, and may continue to fluctuate significantly, from quarter to quarter

       Historically, our revenues and operating results have fluctuated significantly from quarter to quarter. Our quarterly operating results may continue to fluctuate due to a number of factors, including:

•	the timing, size and nature of our individual license and service transactions;

•	the timing of the introduction and the market acceptance of new products, product enhancements or services by us or our competitors;

•	the relative proportions of revenues derived from license fees, maintenance, professional services and outsourcing;

•	the tendency of some of our clients to wait until the end of a fiscal quarter or our fiscal year in the hope of obtaining more favorable terms;

•	changes in client budgets and decision-making processes that could affect both the timing and the size of any transaction;

•	the amount and timing of operating costs and other expenses;

•	cancellations of maintenance and/or outsourcing arrangements by our clients;

•	changes in local, national and international regulatory requirements;

•	changes in our personnel; and

•	fluctuations in economic and financial market conditions.

       The timing, size and nature of individual license and outsourcing transactions are important factors in our quarterly operating results. Many of the products we provide through licensing transactions are relatively complex, and licensing transactions involve a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. Moreover, licensing arrangements may require coordination within an organization’s various divisions and operations. For these and other reasons, the sales cycles for these transactions are often lengthy and unpredictable. Our inability to close license transactions on a timely basis or at all could adversely affect our quarterly revenues and operating results.

       General economic and market conditions and a weakening of the financial services industry may hurt our business and results of operations

       Our clients include a range of organizations in the financial services industry. The success of these clients is intrinsically linked to the health of the financial markets. In addition, we believe that fluctuations, disruptions, instability or downturns in the financial markets, which may cause clients and potential clients to exit the industry or delay, cancel or reduce any planned expenditures for investment management systems and software products, could disproportionately affect demand for our products and services. In addition, if financial services firms continue to consolidate, as they have over the past decade, there could be a material adverse effect on our business and financial results. For example, if a client merges with a firm using its own solution or another vendor’s solution, it could decide to consolidate its processing on a non-SS&C system, which could have an adverse effect on our financial results. Any resulting decline in demand for our products and services could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on retaining and attracting clients

       If we are unable to keep existing clients satisfied, sell additional products and services to existing clients or attract new clients, then our business and financial results may suffer. A variety of factors could affect our ability to successfully retain and attract clients, including:

•	the level of demand for our products and services;

•	the level of client spending for information technology;

•	the level of competition from internal client solutions and from other vendors;

•	the quality of our client service;

•	our ability to update our products and services and develop new products and services needed by clients;

•	our ability to understand the organization and processes of our clients; and

•	our ability to integrate and manage acquired businesses.

We may not achieve the anticipated benefits from our acquisitions and may face difficulties in integrating our acquisitions, which could adversely affect our business and results of operations

       We have made and may in the future make acquisitions of companies, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Failure to achieve the anticipated benefits of an acquisition could harm our business, results of operations and cash flows. Acquisitions could subject us to contingent or unknown liabilities, and we may have to incur debt or severance liabilities, write-off investments, infrastructure costs, impaired goodwill or other assets, or issue equity securities to pay for any future acquisitions. The issuance of equity securities could dilute our existing stockholders’ ownership.

       Our success is also dependent on our ability to complete the integration of the operations of recently acquired businesses, including Amicorp Group’s fund administration business, Investment Advisory Network and NeoVision Hypersystems, and any businesses we acquire in the future in an efficient and effective manner. Successful integration in the rapidly changing financial services industry may be more difficult to accomplish than in other industries. We may not realize the benefits we anticipate from these acquisitions, such as lower costs or increased revenues. We may also realize such benefits more slowly than anticipated, due to our inability to:

•	combine operations, facilities and differing firm cultures;

•	retain the clients or employees of acquired entities;

•	generate market demand for new products and services;

•	coordinate geographically dispersed operations and successfully adapt to the complexities of international operations;

•	integrate the technical teams of these companies with our engineering organization;

•	incorporate acquired technologies and products into our current and future product lines; and

•	integrate the products and services of these companies with our business, where we do not have distribution, marketing or support experience for these products and services.

       Integration may not be smooth or successful. The inability of management to successfully integrate the operations of acquired companies could have a material adverse effect on our business, financial condition and results of operations. The acquisitions may also place a significant strain on our management, administrative, operational and other resources. To manage growth effectively, we must continue to improve our management and operational controls, enhance our reporting systems and procedures, integrate new personnel and manage expanded operations. If we are unable to manage our growth and the related expansion in our operations from recent and future acquisitions, our business may be harmed through a decreased ability to monitor and control effectively our operations, and a decrease in the quality of work and innovation of our employees.

We may be unable to grow our business because of a lack of suitable businesses to acquire

       We may not identify suitable businesses to acquire or negotiate acceptable terms for acquisitions. Our growth has depended in part on our ability to acquire similar or complementary businesses on favorable terms. This growth strategy is subject to a number of risks that could adversely affect our business and financial results, including:

•	we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms;

•	we may face competition for acquisitions from other potential acquirers or from the possibility of the acquisition target pursuing an initial public offering of its stock; and

•	we may find it more difficult or costly to complete acquisitions due to changes in accounting, tax, securities or other regulations.

If we are unable to protect our proprietary technology, our success and our ability to compete will be subject to various risks

       Our success and ability to compete depends in part upon our ability to protect our proprietary technology. We rely on a combination of trade secret, copyright and trademark law, nondisclosure agreements and technical measures to protect our proprietary technology. We have registered trademarks for many of our products and will continue to evaluate the registration of additional trademarks as appropriate. We generally enter into confidentiality agreements with our employees and clients. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. These efforts may be insufficient to prevent third parties from asserting intellectual property rights in our technology. Furthermore, it may be possible for unauthorized third parties to copy portions of our products or to reverse engineer or otherwise obtain and use our proprietary information and third parties may assert ownership rights in our proprietary technology.

       We do not have any patents, and existing copyright laws afford only limited protection. Others may develop substantially equivalent or superseding proprietary technology, or competitors may offer equivalent products in competition with our products, thereby substantially reducing the value of our proprietary rights. We cannot be sure that our proprietary technology does not include open-source software, free-ware, share-ware or other publicly available technology. There are many patents in the investment management field. As a result, we are subject to the risk that others will claim that the important technology we have developed, acquired or incorporated into our products will infringe the rights, including the patent rights, such persons may hold. Third parties also could claim that our software incorporates publicly available software and that, as a result, we must publicly disclose our source code. Because we rely on confidentiality for protection, such an event could result in a material loss of intellectual property rights. We cannot be sure that we will develop proprietary products or technologies that are patentable, that any patent, if issued, would provide us with any competitive advantages or would not be challenged by third parties, or that the patents of others will not adversely affect our ability to do business. Expensive and time-consuming litigation may be necessary to protect our proprietary rights.

       We have acquired and may acquire important technology rights through our acquisitions and have often incorporated and may incorporate features of this technology across many products and services. As a result, we are subject to the above risks and the additional risk that the seller of the technology rights may not have appropriately protected the intellectual property rights we acquired. Indemnification and other rights under applicable acquisition documents are limited in term and scope and therefore provide us with only limited protection.

       In addition, we currently rely on third-party licenses in providing our products and services. If we lost such licenses or such licenses were found to infringe upon the rights of others, we would need to seek alternative means of obtaining the licensed technology to continue to provide our products or services. Our inability to replace such technology, or to replace such technology in a timely manner, could have a negative impact on our operations and financial results.

We could become subject to litigation regarding intellectual property rights, which could seriously harm our business and require us to incur significant costs

       In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. While we are not currently a party to any litigation asserting that we have violated third-party intellectual property rights, we may be a party to litigation in the future to enforce our intellectual property rights or as a result of an allegation that we infringe others’ intellectual property, including patents, trademarks and copyrights. Any parties asserting that our products or services infringe upon their proprietary rights would force us to defend ourselves and possibly our clients against the alleged infringement. Third parties could claim that our software incorporates publicly available software and that, as a result, we must publicly disclose our source code. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, could be time-consuming and expensive to resolve, adversely affect our sales, profitability and prospects and divert management time and attention away from our operations. We may be required to re-engineer our products or services or obtain a license of third-party technologies on unfavorable terms.

We expect our gross and operating margins may fluctuate over time

       We expect that our gross and operating margins may fluctuate from period to period as we continue to introduce new products, experience fluctuations in the relative proportions of revenues derived from our products and services, continue to hire and acquire additional personnel and increase other expenses to support our business. Historically, we derived our revenues principally from the licensing of our products. However, we are increasingly deriving our revenues from outsourcing and related services, which have lower profit margins. Because our expenses are relatively fixed in the short term, a fluctuation in revenues could lead to operating results differing from expectations.

We derive our revenues primarily from CAMRA, AdvisorWare, LMS and SKYLINE software and the provision of maintenance and professional services in support of such software

       To date, substantially all of our revenues have been attributable to the licensing of our CAMRA, AdvisorWare, LMS and SKYLINE software and the provision of maintenance and professional services in support of such software. We expect that the revenues from these software products will continue to account for a significant portion of our total revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for such products and services, such as competition or technological change, could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition with respect to our products and services

       The market for financial service software and services is competitive, rapidly evolving and highly sensitive to new product and service introductions and marketing efforts by industry participants. The market is also highly fragmented and served by numerous firms that target only local markets or specific client types. We also face competition from information systems or timesharing services developed and serviced internally by the MIS departments of financial services firms.

       Many of our current and potential competitors have significantly greater financial, technical and marketing resources, generate higher revenues and have greater name recognition. Our current or potential competitors may develop products comparable or superior to those developed by us, or adapt more quickly than us to new technologies, evolving industry trends or changing client or regulatory requirements. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition and results of operations.

Our inability to introduce new products and services could adversely affect our business and results of operations

       Rapidly changing technology, evolving industry standards and new product and service introductions characterize the market for our products and services. Our future success will depend in part upon our ability to enhance our existing products and services and to develop and introduce new products and services to meet changing client needs and evolving regulatory requirements. The process of developing software products such as those offered by us is extremely complex and is expected to become increasingly complex and expensive in the future due to the introduction of new platforms and technologies. Our ability to keep up with technology and business changes is subject to a number of risks, including:

•	we may find it difficult or costly to update our services and software and to develop new products and services quickly enough to meet our clients’ needs;

•	we may find it difficult or costly to make some features of our software work effectively and securely over the Internet;

•	we may find it difficult or costly to update our software and services to keep pace with business, regulatory and other developments in the industries where our clients operate; and

•	we may be exposed to liability for security breaches that allow unauthorized persons to gain access to confidential information stored on our computers or transmitted over our network.

       Our failure to develop new products and services in a timely fashion or to address promptly the needs of the financial markets could adversely affect our business, financial condition and results of operations.

Undetected software design defects, errors or failures may result in loss of or delay in market acceptance of our products that could seriously harm our business

       Our software products are highly complex and sophisticated and could contain design defects or software errors that are difficult to detect and correct. Errors or bugs may result in loss of or delay in market acceptance of our software products or loss of client data or require design modifications. We cannot assure you that, despite testing by us and our clients, errors will not be found in new products, which errors could result in a delay in or an inability to achieve market acceptance and thus could have a material adverse effect upon our business, financial condition and results of operations.

Our success depends on attracting, training and retaining qualified managerial, technical and sales personnel

       We believe that our success is due in part to our experienced management team. We depend in large part upon the continued contribution of our senior management and, in particular, William C. Stone, our president, chief executive officer and chairman of the board. Losing the services of one or more members of our senior management could adversely affect our business and results of operations. Mr. Stone has been instrumental in developing our business strategy and forging our business relationships since he founded the company in 1986. We maintain no key man life insurance policies for Mr. Stone or any other senior officers or managers.

       Our success is also dependent upon our ability to attract, train and retain highly skilled technical and sales personnel. Competition for the hiring of such personnel in the software industry can be intense. Locating candidates with the appropriate qualifications, particularly in the desired geographic location and with the necessary subject matter expertise, is difficult. Our failure to attract and retain a sufficient number of highly skilled employees could adversely affect our business, financial condition and results of operations.

We face challenges in maintaining and expanding our international operations

       Our international business may be subject to a variety of other risks, including:

•	difficulties in obtaining U.S. export licenses;

•	potentially longer payment cycles;

•	increased costs associated with maintaining international marketing efforts;

•	foreign currency fluctuations;

•	the introduction of non-tariff barriers and higher duty rates; and

•	difficulties in enforcement of third-party contractual obligations and intellectual property rights.

Such factors could have a material adverse effect on our business, financial condition or results of operations.

Catastrophic events may disrupt our business and hurt our results

       A war, terrorist attack, natural disaster or other catastrophe may adversely affect our business. A catastrophic event could have a direct negative impact on us or an indirect impact on us by, for example, affecting our clients, the financial markets or the overall economy. The potential for a direct impact is due primarily to our significant investment in infrastructure. Although we maintain redundant facilities and have contingency plans in place to protect against both man-made and natural threats, it is impossible to fully anticipate and protect against all potential catastrophes. A computer virus, security breach, criminal act, military action, power or communication failure, flood, severe storm or the like could lead to service interruptions and data losses for clients, disruptions to our operations, or damage to important facilities. In addition, such an event may cause clients to cancel their agreements with us for our products or services. Any of these could have a material adverse effect on our business, financial condition or results of operations.

Recently enacted and proposed regulatory changes may cause us to incur increased costs and failure or circumvention of our controls and procedures could seriously harm our business

       Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules proposed by the Securities and Exchange Commission and NASDAQ, could cause us to incur increased costs as we evaluate the implications of new rules and respond to new requirements. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control for financial reporting. We currently do not have an internal audit group and we will require significant resources and management oversight to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

       As we evaluate our internal controls and procedures in order to determine whether they are effective, we may determine that significant changes to such controls and procedures are necessary. In addition, our controls and procedures may not be able to prevent other than inconsequential error or fraud in the future. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, and not absolute, assurances that the objectives of the system are met. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it impossible for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential error or fraud could seriously harm our business, results of operations and financial condition.

Risks Relating to Our Common Stock and This Offering

Our management may invest or spend the proceeds of this offering in ways which may not benefit the business

       Our management will retain broad discretion to allocate the proceeds of this offering. Management’s failure to apply these funds effectively could have an adverse effect on our ability to implement our strategy.

Our stock price is volatile and may continue to be volatile in the future, which could result in substantial losses for investors purchasing shares in this offering

       The trading price of our common stock has been, and is expected to continue to be, highly volatile. The following factors may significantly and adversely affect the trading price of our common stock:

•	actual or anticipated fluctuations in our operating results;

•	announcements of technological innovations;

•	new products or new contracts by us or our competitors;

•	developments with respect to copyrights or propriety rights;

•	conditions and trends in the financial services and software industries;

•	changes in financial estimates by securities analysts; and

•	general market conditions and other factors.

William C. Stone will continue to be able to exercise substantial influence over all matters requiring stockholder and board approval and could make decisions about our business that conflict with the interests of other stockholders

       Upon completion of this offering, William C. Stone, our president, chief executive officer and chairman of the board of directors, will beneficially own approximately 27.5% of our outstanding common stock.

       Mr. Stone will continue to have the ability to exert significant influence over our affairs, including the election of directors and decisions relating to our strategic and operating activities. This concentration of ownership and board representation may have the effect of delaying or preventing a change in control that other stockholders may find favorable.

Provisions of our charter and bylaws may delay or prevent transactions that are in your best interests

       Our charter and bylaws contain provisions, including a staggered board of directors, that may make it more difficult for a third party to acquire us, or may discourage bids to do so. These provisions could limit the price that investors might be willing to pay for shares of our common stock and could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding common stock. Our board of directors also has the authority to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of our outstanding common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

       This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words “believes”, “anticipates”, “plans”, “expects”, “may”, “will”, “intends”, “estimates” and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reasonably reflect our plans, intentions and expectations, we cannot guarantee that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements below, particularly under the heading “Risk Factors”, that we believe could cause our actual results to differ materially from the forward-looking statements that we make. Except as required by law, we do not intend to update information contained in any forward-looking statement we make.

USE OF PROCEEDS

       We estimate that the net proceeds of the sale of the 2,250,000 shares of common stock that we are offering will be approximately $105,092,500, at an assumed public offering price of $49.40 per share, which is the last reported sale price of the common stock on February 26, 2004, and after deducting estimated underwriting discounts and commissions and estimated offering expenses that we must pay. We will not receive any of the proceeds of the sale of shares of common stock by the selling stockholders. See “Selling Stockholders”.

       We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including potential acquisitions of businesses, products or services that complement our existing operations.

       Pending specific application of our net proceeds, we plan to invest our net proceeds in government securities and other short-term, investment-grade, marketable securities.

SELLING STOCKHOLDERS

       The following table sets forth information regarding the beneficial ownership of our common stock by each of the selling stockholders as of February 24, 2004, without giving effect to our three-for-two common stock split, and the number of shares of common stock being offered hereby.

       The number of shares beneficially owned by each selling stockholder is determined in accordance with the Securities and Exchange Commission rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days after February 24, 2004 through the exercise of any stock option or other right. The inclusion of such shares in the table below, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person or entity.

	Shares Beneficially			Shares to be Beneficially
	Owned			Owned
	Prior to Offering(1)			After Offering(1)

	Number	Percentage of	Number		Percentage of
	of	Outstanding	of Shares Being	Number	Outstanding
Name of Selling Stockholder	Shares	Shares	Offered	of Shares	Shares

Normand A. Boulanger(2)	166,873	1.3%	75,000	91,873	*
David W. Clark, Jr.(3)	150,000	1.2%	50,000	100,000	*
Joseph H. Fisher(4)	81,900	*	25,000	56,900	*
Patrick J. Pedonti(5)	41,415	*	10,000	31,415	*
Jonathan M. Schofield(6)	61,600	*	20,000	41,600	*
William C. Stone(7)	4,703,430	37.0%	570,000	4,133,430	27.5%

*	Less than one percent.

(1)	The percentage of shares owned prior to and after the offering is based on 12,494,096 shares outstanding as of February 24, 2004, without giving effect to the three-for-two common stock split in the form of a common stock dividend, which will be payable on or about March 5, 2004.

(2)	Includes 156,873 shares of common stock subject to options exercisable within 60 days after February 24, 2004.

(3)	Consists of 30,000 shares held directly by Mr. Clark, 60,000 shares held by the Clark Family Limited Partnership, of which Mr. Clark is a general partner, 10,000 shares held by Anna F. Clark, Mr. Clark’s spouse, and 50,000 shares of common stock subject to options exercisable within 60 days after February 24, 2004. Mr. Clark disclaims beneficial ownership of the shares held by the Clark Family Limited Partnership except to the extent of his proportionate pecuniary interest therein.

(4)	Includes 50,000 shares of common stock subject to options exercisable within 60 days after February 24, 2004.

(5)	Includes 40,415 shares of common stock subject to options exercisable within 60 days after February 24, 2004.

(6)	Includes 45,000 shares of common stock subject to options exercisable within 60 days after February 24, 2004.

(7)	Includes 218,750 shares of common stock subject to options exercisable within 60 days after February 24, 2004. If the underwriters in this offering exercise in full their over-allotment option,

Mr. Stone will sell an additional 450,000 shares of common stock to the underwriters and will beneficially own 3,683,430, or approximately 24.5% of the outstanding common stock, after this offering. Please see “Underwriting” below.

Relationships Between SS&C and each of the Selling Stockholders

       Normand A. Boulanger has served as our executive vice president and chief operating officer since October 2001. Prior to that, Mr. Boulanger served as our senior vice president, SS&C Direct from March 2000 to September 2001, vice president, SS&C Direct from April 1999 to February 2000, vice president of professional services for the Americas, from July 1996 to April 1999, and director of consulting from March 1994 to July 1996.

       David W. Clark, Jr. has served on our board of directors since November 1992.

       Joseph H. Fisher has served on our board of directors since January 1992.

       Patrick J. Pedonti has served as our chief financial officer since August 2002. Prior to that time, Mr. Pedonti served as our vice president and treasurer since May 1999.

       Jonathan M. Schofield has served on our board of directors since April 1997.

       Mr. Stone founded SS&C in 1986 and has served as our chairman of the board of directors and chief executive officer since inception. Mr. Stone has also served as our president from inception through April 1997 and since March 1999. In March 1996, we entered into an employment agreement with Mr. Stone providing for his employment as our president, chief executive officer and chairman of the board. The agreement had an initial term of three years and is automatically renewable for additional one-year terms until terminated either by us or by Mr. Stone. Mr. Stone currently receives a base salary of $500,000 per year. The agreement contains a non-competition covenant pursuant to which Mr. Stone is prohibited from competing with SS&C while employed by us and, if we terminate Mr. Stone’s employment for cause or Mr. Stone voluntarily terminates his employment, for a period of two years thereafter.

       Each of Mr. Clark and Mr. Fisher is a party to the 1995 Series C Preferred Stock Purchase Agreement by and among SS&C and certain of its former investors. The preferred stock agreement generally provides that, in the event we propose to register any of our securities under the Securities Act of 1933, Messrs. Clark and Fisher are entitled to include shares of SS&C common stock held by them in such registration, subject to the right of the managing underwriter of any underwritten offering to limit for marketing reasons the number of shares included in such “piggyback” registration.

UNDERWRITING

       SS&C, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities Inc., SunTrust Capital Markets, Inc., Jefferies Broadview, a division of Jefferies & Company, Inc., and America’s Growth Capital, LLC are the representatives of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
J. P. Morgan Securities Inc.
SunTrust Capital Markets, Inc.
Jefferies Broadview, a division of Jefferies & Company, Inc.
America’s Growth Capital, LLC

Total	3,000,000

       The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

       If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 450,000 shares from one of the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

       The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by SS&C and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by SS&C	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Paid by the Selling Stockholders	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

       Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $          per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

       SS&C, its directors and executive officers and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives.

       In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from SS&C and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

       The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of SS&C’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

       Each underwriter has represented, warranted and agreed that: (1) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

       The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

       The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies

Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       This offering has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

       Each underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

       SS&C estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

       SS&C and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

       Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for SS&C, for which they received or will receive customary fees and expenses.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit.

       We also file annual, quarterly and current reports, proxy statements and other reports with the SEC. You may inspect a copy of the registration statement and all other reports that we file with the SEC without charge at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the SEC from the SEC’s Public Reference Room at the SEC’s principal office, 450 Fifth Street, N.W., Washington, D.C. 20549.

       You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s World Wide Web address is www.sec.gov.

       You may also obtain information about SS&C on our website at www.ssctech.com. Information contained on our website does not constitute a part of this prospectus and should not be relied on to make an investment decision.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, filed with the SEC on May 13, 2003;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, filed with the SEC on August 14, 2003;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, filed with the SEC on November 14, 2003;

•	Our Current Report on Form 8-K filed with the SEC on August 1, 2003;

•	Our Current Report on Form 8-K furnished to the SEC on January 29, 2004 (other than the provisions under the heading “Guidance” in the press release attached thereto);

•	Our Current Report on Form 8-K filed with the SEC on February 10, 2004;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 3, 1996, as amended by our Current Report on Form 8-K dated May 11, 1999 and filed with the SEC on May 25, 2001; and

•	All of our filings pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to its effectiveness.

       A statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

       You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

SS&C Technologies, Inc.

80 Lamberton Road
Windsor, Connecticut 06095
(860) 298-4500
Attention: General Counsel

LEGAL MATTERS

       The validity of the shares of common stock covered by this prospectus will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

       Our consolidated financial statements as of December 31, 2002 and December 31, 2001 and for each of the three years in the period ended December 31, 2002 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

3,000,000 Shares

SS&C Technologies, Inc.
Common Stock

Goldman, Sachs & Co.

JPMorgan
SunTrust Robinson Humphrey
Jefferies Broadview
America’s Growth Capital

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

       The following table sets forth the expenses expected to be incurred by SS&C in connection with the registration and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee and NASD filing fee, are estimated. The selling stockholders will not be responsible for any such expenses.

Amount

Securities and Exchange Commission registration fee	$19,658
NASD filing fee	16,015
Printing and mailing fees and expenses	80,000
Legal fees and expenses	200,000
Accounting fees and expenses	100,000
Miscellaneous expenses	84,327

Total	$500,000

Item 15.	Indemnification of Directors and Officers

       Article EIGHTH of our Amended and Restated Certificate of Incorporation, as amended, provides that no director of SS&C shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination of liability of directors for breaches of fiduciary duty.

       Article NINTH of the Certificate of Incorporation provides that a director or officer of SS&C (a) shall be indemnified by us against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of SS&C) brought against him by virtue of his position as our director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of SS&C, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by us against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action by or in the right of SS&C brought against him by virtue of his position as our director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of SS&C, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

       Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. In the event we do not assume the defense of an action in accordance with the Certificate of Incorporation, expenses shall be advanced to a director or officer at his request prior to the final disposition of the matter, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

       Indemnification is required to be made unless SS&C determines that the applicable standard of conduct required for indemnification has not been met and must be made if the director or officer was successful, on the merits or otherwise, in defense of the matter. In the event of a determination by SS&C that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought, and SS&C has the right to participate in such action or assume the defense thereof.

       Article NINTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers we must indemnify those persons to the fullest extent permitted by such law as so amended.

       Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

       We have directors and officers liability insurance for the benefit of our directors and officers.

Item 16.	Exhibits

The following exhibits are filed with this registration statement.

Exhibit
Number	Description

1.1	Form of Underwriting Agreement.**
4.1	Amended and Restated Certificate of Incorporation of SS&C Technologies, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 (File No. 000-28430))
4.2	Second Amended and Restated By-Laws of SS&C Technologies, Inc. (incorporated herein by reference to Exhibit 3 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 (File No. 000-28430))
4.3	Specimen Certificate for shares of Common Stock, $.01 par value per share, of SS&C Technologies, Inc. (incorporated herein by reference to Exhibit 4 to SS&C Technologies, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-3094))
4.4	Warrant, dated March 29, 2002, made by the registrant in favor of Conseco, Inc. (incorporated herein by reference to Exhibit 4.2 to SS&C Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 000-28430))
5.1	Opinion of Hale and Dorr LLP.**
23.1	Consent of Hale and Dorr LLP (included in the opinion filed as Exhibit 5.1).**
23.2	Consent of PricewaterhouseCoopers LLP.*
24.1	Powers of Attorney are included on signature pages.*

*	Filed herewith.

**	To be provided by amendment.

Item 17.	Undertakings

       (a) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Windsor, state of Connecticut, on the 27th day of February, 2004.

SS&C Technologies, Inc.

By:	/s/ WILLIAM C. STONE

William C. Stone
President, Chief Executive
Officer and Chairman of the Board

POWER OF ATTORNEY AND SIGNATURES

       We, the undersigned officers and directors of SS&C Technologies, Inc., hereby severally constitute William C. Stone, Patrick J. Pedonti and Stephen V.R. Whitman, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and any subsequent registration statement for the same offering which may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM C. STONE William C. Stone	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 27, 2004

/s/ PATRICK J. PEDONTI Patrick J. Pedonti	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 27, 2004

/s/ DAVID W. CLARK, JR. David W. Clark, Jr.	Director	February 27, 2004

/s/ JOSEPH H. FISHER Joseph H. Fisher	Director	February 27, 2004

Albert L. Lord	Director

Signature	Title	Date

Patrick J. McDonnell	Director

/s/ JONATHAN M. SCHOFIELD Jonathan M. Schofield	Director	February 27, 2004

/s/ JAMES L. SULLIVAN James L. Sullivan	Director	February 27, 2004

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Underwriting Agreement.**
4.1	Amended and Restated Certificate of Incorporation of SS&C Technologies, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 (File No. 000-28430))
4.2	Second Amended and Restated By-Laws of SS&C Technologies, Inc. (incorporated herein by reference to Exhibit 3 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 (File No. 000-28430))
4.3	Specimen Certificate for shares of Common Stock, $.01 par value per share, of SS&C Technologies, Inc. (incorporated herein by reference to Exhibit 4 to SS&C Technologies, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-3094))
4.4	Warrant, dated March 29, 2002, made by the registrant in favor of Conseco, Inc. (incorporated herein by reference to Exhibit 4.2 to SS&C Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 000-28430))
5.1	Opinion of Hale and Dorr LLP.**
23.1	Consent of Hale and Dorr LLP (included in the opinion filed as Exhibit 5.1).**
23.2	Consent of PricewaterhouseCoopers LLP.*
24.1	Powers of Attorney are included on signature pages.*

*	Filed herewith.

**	To be provided by amendment.